Exhibit 10.4

FIRST AMENDMENT TO THE

AMENDED AND RESTATED

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN Agreement

THIS FIRST AMENDMENT (the “Amendment”) is adopted February 8, 2019, by and between The Farmers National Bank of Emlenton (the “Employer”), and William C. Marsh (the “Executive”).

The Employer and the Executive are parties to an Amended and Restated Supplemental Executive Retirement Plan Agreement dated November 18, 2015 (the “Agreement”). The parties now wish to amend the Agreement to increase the Executive’s benefits.

NOW, THEREFORE, the Employer and the Executive adopt the following amendment to the Agreement:

Section 2.1.1 of the Agreement shall be deleted and replaced with the following:

2.1.1	Amount of Benefit. The annual Normal Retirement Benefit under this Section 2.1 is $110,000 (One Hundred Ten Thousand Dollars). Prior to the occurrence of any distribution event under this Agreement, the Bank’s Board, in its sole and absolute discretion, may increase the annual benefit under this Section 2.1. Any increase in the annual benefit shall require the recalculation of all the amounts on Schedule A attached hereto.

The Schedule A originally attached to the Agreement shall be deleted in its entirety and replaced by the Schedule A attached hereto.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Employer have executed this Amendment as indicated below:

Executive	Employer

/s/William C. Marsh	By:	/s/Amanda Engles
	Its:	SVP/CFO

Supplemental Executive Retirement Plan

Schedule A

William Marsh

Birth Date: XX/XX/1966 Plan Anniversary Date: 09/30/2019 Normal Retirement:XX/XX/2031, Age 65 Normal Retirement Payment: Monthly for 20 Years		Early Termination Amount Payable Monthly for 5 Years at Separation from Service	Disability Amount Payable Monthly for 20 Years at Normal Retirement Age	Change In Control Amount Payable Lump Sum Upon Change in Control	Death Amount Payable Monthly for 20 Years Upon Death
Values As Of	Age	Annual Benefit 1	Annual Benefit 2	Lump Sum Benefit 3	Annual Benefit 2,3
Feb-19	52	69,123	35,309	870,644	110,000
Sep-19	53	80,970	40,341	898,629	110,000
Sep-20	54	99,305	47,658	942,302	110,000
Sep-21	55	118,340	54,706	988,098	110,000
Sep-22	56	138,101	61,495	1,036,120	110,000
Sep-23	57	158,615	68,034	1,086,475	110,000
Sep-24	58	179,913	74,334	1,139,278	110,000
Sep-25	59	202,023	80,401	1,194,646	110,000
Sep-26	60	224,976	86,246	1,252,706	110,000
Sep-27	61	248,805	91,876	1,313,588	110,000
Sep-28	62	273,543	97,299	1,377,428	110,000
Sep-29	63	299,225	102,522	1,444,371	110,000
Sep-30	64	325,887	107,554	1,514,568	110,000
Mar-31	65	339,597	110,000	1,550,935	110,000

The first line represents the initial plan values as of the plan implementation date of February 01, 2019.

1 The annual benefit amount will be distributed in 12 equal monthly payments for a total of 60 monthly payments.

2 The annual benefit amount will be distributed in 12 equal monthly payments for a total of 240 monthly payments.

3 Note that accounting rules may require an additional accrual at the time this benefit is triggered.

IF THERE IS A CONFLICT BETWEEN THIS SCHEDULE A AND THE AGREEMENT, THE TERMS AND PROVISIONS OF THE AGREEMENT SHALL PREVAIL. IF A TRIGGERING EVENT OCCURS, REFER TO THE AGREEMENT TO DETERMINE THE ACTUAL BENEFIT AMOUNT BASED ON THE DATE OF THE EVENT.

William Marsh	/s/ William C. Marsh	By	/s/ Amanda L. Engles

Date	2/8/2019	Title	SVP/ CFO

Date	2/8/2019